EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
PNM Resources, Inc.:

We consent to the use of our report dated March 1, 2019, with respect to the consolidated balance sheets of PNM Resources, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of earnings, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2018, the related notes and financial statement Schedule I – Condensed Financial Information of Parent Company and Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

/s/ KPMG LLP

Albuquerque, New Mexico
March 28, 2019